                                                                      EXHIBIT 99

[FIRST INTERSTATE BANCSYSTEM LOGO] [PHOTO]                        FOURTH QUARTER
                                                                            2001

To our shareholders,

It's exciting to announce First Interstate BancSystem has achieved record earnings for the 13th consecutive year! The company earned $31,183,000 in 2001, a 3% increase over last year. Diluted earnings per share was also a record $3.94, up $.16 from last year. Return on average common equity declined from 16.83% last year to 14.89% in 2001. The decline is the result of increased equity from retention of earnings plus additional capital from the mark to market adjustment on our investment security portfolio.

We all experienced increased uncertainty during 2001: eleven rate reductions by the Federal Reserve Bank, the tragic global event on September 11th, weekly announcements of layoffs by companies and the largest bankruptcy in United States history in December. There have also been several significant and unplanned variances within our business, both positive and negative.

FIRST, although we have a long history of focusing on growth of deposits and loans, 2001 proved to be excellent, exceeding expectations. Loans at the end of 2001 were 9.4% or $186 million higher than 2000 year end. Deposits at the end of 2001 were 14.5%, or $343 million higher than 2000 year end. Second, our net interest margin improvement of 7 basis points over last year was a large factor in achieving record earnings in 2001. Early in the year, we focused on the net interest margin with the anticipation of declining interest rates. As such, branch personnel were proactive at managing rates during this volatile interest rate period, and when combined with a steeped yield curve, resulted in an improved margin over 2000. Third, as residential real estate interest rates declined to 40 year lows during the year and the housing market remained strong, fee income from refinancing of residential loans held for sale and residential origination fees increased $4.1 million, or 170%, higher than last year.

However, there were also negative influences which mitigated many of the gains identified above and may adversely effect 2002 results. First, we increased our provisions for loan losses while experiencing higher net charge-offs. The provision for loan losses of $7,843,000 was an increase of $2,563,000 from 2000 and net charge-offs increased to $6,571,000 from $3,078,000 in 2000. SECOND, the record high refinancing activity of residential mortgages resulted in a write-down of $1,143,000 of mortgage servicing rights. Third, non-interest expense increased $18,926,000, or 19%, due in large part to our banks' internal growth, the opening of fourteen de novo branches since January 2000, the acquisition of the Cheyenne bank in July 2000 and the $1.1 million impairment on mortgage servicing rights. The increase in non-interest expense has negatively impacted our efficiency ratio which was 67.87% this year, compared to 65.73% last year. Fourth, with the significant decline in market value of trust assets, caused by lower stock market values, and a change in pricing of investment brokerage services during 2001, investment service fee income declined $563,000, or 9%.

FOURTH QUARTER

Although earnings for the quarter ended December 31, 2001 were down from the third quarter's record results, it was the largest fourth quarter earnings ever recorded. Fourth quarter earnings were $7.7 million, or $.98 per diluted common share in 2001, up $48 thousand, or $.02 per diluted common share, from the same period last year. Return on average common equity was 13.83% in the fourth quarter 2001, as compared to 16.11% in the fourth quarter 2000.

The current quarter's earnings of $7.7 million, reflects an 11 basis point increase in net interest margin from the fourth quarter 2000. The fourth quarter provision for loan losses of $3.0 million was $1.4 million more than the fourth quarter 2000. Non-interest income was up 24%, primarily due to increased fees on residential real estate loans and revenue from our new subsidiary, FI Reinsurance. Non-interest expense was up 23% from the same period last year, largely due to branch openings, FI Reinsurance, and impairment of mortgage servicing rights.

Based upon fourth quarter's net income, a dividend of $.30 per share was paid to all shareholders of record on January 15, 2002.

The successful merge of our two banking charters occurred in November. This merger adds to our customers' convenience and improves our operating efficiencies. We formed FI Reinsurance during the fourth quarter. This new entity provides reinsurance on credit life and accidental insurance sold to our customers.

In spite of the global and local uncertainties, we have achieved a new high mark! Thank you to all employees for the record results in 2001. The results truly reflect a great team effort. While we celebrate the successes of this current year, our vision remains fixed on our future. Given the continued commitment of our outstanding team of employees, shareholders, and directors, First Interstate is well positioned for the future.


/s/ LYLE R. KNIGHT                              /s/ TERRILL R. MOORE

Lyle R. Knight                                  Terrill R. Moore
President                                       Chief Financial Officer
Chief Operating Officer

                              PERFORMANCE SNAPSHOT
                         Three months ended December 31

in thousands except per share data                   2001           2000        % CHANGE
----------------------------------                   ----           ----        --------
(unaudited)

OPERATING RESULTS

Net income                                             7,729          7,681         0.6%

Diluted earnings per share                              0.98           0.96         2.1%

Dividends per share                                     0.34           0.30        13.3%


PERIOD END BALANCES

Assets                                             3,314,716      2,933,262        13.0%

Loans                                              2,157,968      1,972,323         9.4%

Investment Securities                                693,178        613,708        12.9%

Deposits                                           2,708,613      2,365,225        14.5%

Common Stockholders' Equity                          222,069        197,986        12.2%

Common Shares Outstanding                              7,849          7,899        -0.6%


QUARTERLY AVERAGES

Assets                                             3,266,121      2,903,349        12.5%

Loans                                              2,115,805      1,954,610         8.2%

Investment Securities                                685,775        577,875        18.7%

Deposits                                           2,650,764      2,358,235        12.4%

Common Stockholders' Equity                          221,712        189,727        16.9%

Common Shares Outstanding                              7,857          7,908        -0.6%

[PHOTO]                                                           FOURTH QUARTER
                                                                            2001



                                    CONDENSED

                       CONSOLIDATED STATEMENTS OF INCOME

                      In thousands, except per share data
                                   (unaudited)

                                  THREE MONTHS              TWELVE MONTHS
                                      ENDED                     ENDED
                                   DECEMBER 31               DECEMBER 31

                                2001         2000         2001         2000
                                ----         ----         ----         ----

Total interest income        $ 53,188       56,473      219,126      211,797

Total interest expense         19,458       27,759       93,984      101,789
                             --------       ------      -------      -------

Net interest income            33,730       28,714      125,142      110,008
Provision for loan losses       3,026        1,582        7,843        5,280
                             --------       ------      -------      -------

Net interest income after
provision for loan losses      30,704       27,132      117,299      104,728

Non interest income            15,047       12,166       52,034       44,151

Non interest expense           33,363       27,122      120,249      101,323
                             --------       ------      -------      -------

Income before taxes            12,388       12,176       49,084       47,556
Income taxes                    4,659        4,495       17,901       17,176
                             --------       ------      -------      -------

NET INCOME                   $  7,729        7,681       31,183       30,380
                             ========       ======      =======      =======



COMMON SHARE DATA:
Diluted earnings per share       0.98         0.96         3.94         3.78
Dividends                        0.34         0.30         1.18         1.11
Book value .............................................  28.29        25.06
Tangible book value ....................................  23.34        19.69
Appraised value ........................................    *          39.00

* Currently not available, $42.00 as of September 30, 2001


KEY PERFORMANCE RATIOS
Return on avg common equity     13.83%       16.11%       14.89%       16.83%
Return on avg common equity
excluding market adj of
securities                      14.30%       15.78%       15.17%       16.30%
Return on avg assets             0.94%        1.05%        1.01%        1.10%
Net interest margin, FTE         4.69%        4.58%        4.66%        4.59%
Efficiency ratio                68.40%       66.35%       67.87%       65.73%

CREDIT QUALITY
Annualized net charge offs
to average loans                                           0.32%        0.17%
Allowance for loan losses
to loans                                                   1.58%        1.66%
Allowance for loan losses
to non-accruing loans                                    170.65%      154.59%

CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio                                     6.74%        6.95%
Avg loans to avg deposits                                 82.06%       84.42%

[FIRST INTERSTATE BANCSYSTEM LOGO]

                                    CONDENSED
                           CONSOLIDATED BALANCE SHEET

                                  In thousands
                                   (unaudited)


                                                  12/31/2001       12/31/2000
                                                  ----------       ----------

ASSETS
Cash and due from banks .....................    $   152,609          166,964
Federal funds sold ..........................         82,185            1,510
Interest bearing deposits ...................         58,242              771
Investment securities .......................        693,178          613,708
Loans .......................................      2,157,968        1,972,323
Less: allowance for loan losses .............         34,091           32,820
                                                 -----------        ---------
Net loans ...................................      2,123,877        1,939,503
Premises & equipment, net ...................         91,346           91,075
Accrued interest receivable .................         24,804           28,442
Goodwill ....................................         38,850           42,481
Other real estate ...........................            414            3,028
Other assets ................................         49,211           45,780
                                                 -----------        ---------

TOTAL ASSETS ................................    $ 3,314,716        2,933,262
                                                 ===========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits ....................................      2,708,613        2,365,225
Fed funds purchased .........................            625           19,535
Securities sold under
agreement to repurchase .....................        271,952          229,078
Other liabilities ...........................         29,031           33,300
Other borrowed funds ........................          8,095           11,138
Long - term debt ............................         34,331           37,000
Trust preferred securities ..................         40,000           40,000
                                                 -----------        ---------

TOTAL LIABILITIES ...........................      3,092,647        2,735,276


Common Stockholders' equity .................        222,069          197,986
                                                 -----------        ---------

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY ........................    $ 3,314,716        2,933,262
                                                 ===========        =========





                           [EARNINGS PER SHARE CHART]